Exhibit 10(u)

REGAN HOLDING CORP.

AMENDED AND RESTATED

“PRODUCER COMMISSION DEFERRAL PLAN”

THIS AMENDED AND RESTATED MASTER PLAN AGREEMENT (the “Plan”) is hereby effective as of the 5th day of December 2008, by Regan Holding Corp., the Service Recipient, hereinafter referred to as the “Corporation”.

RECITALS

WHEREAS, the Plan was originally adopted on April 1, 1999; and

WHEREAS, the Plan was established to provide certain individuals who market annuity and life insurance products on behalf of the Corporation who are selected for participation in this Plan with additional retirement benefits and the opportunity to defer receipt of their Sales Commissions otherwise payable by the Corporation; and

WHEREAS, the Plan is not intended to be a qualified plan pursuant to the Code; the Corporation intends that the Plan shall at all times be administered and interpreted in such a manner as to constitute an unfunded nonqualified deferred compensation plan for tax purposes and for purposes of Title I of ERISA; and

WHEREAS, the Corporation has operated the Plan during 2005, 2006 and 2007 in good faith compliance with Internal Revenue Code Section 409A and Applicable Guidance. The Corporation intends that all Accounts of Participants under the Plan, including those granted before January 1, 2005, be subject to this Plan.

NOW, THEREFORE, BE IT RESOLVED THAT, the Corporation hereby amends and restates the Plan effective December 5, 2008, in order to comply with Section 409A and the final Treasury Regulations promulgated thereunder.

ARTICLE 1

Definitions

As used within this document, the following words and phrases have the meanings described in this Article 1 unless a different meaning is required by the context. Some of the words and phrases used in the Plan are not defined.

1.1 “Account(s)” shall mean a book account reflecting amounts credited to a Participant’s Account(s). To the extent that it is considered necessary or appropriate, the Committee shall maintain separate subaccounts for each source of contribution under this Plan or shall otherwise provide a means for determining that portion of an Account attributable to each contribution source.

1.2 “Aggregated Plans” shall mean this Plan and any other like-type plan or arrangement (account balance plan) of the Corporation in which a Participant participates and to which the Plan or Applicable Guidance requires the aggregation of all such nonqualified Deferred Compensation in applying Code § 409A and associated regulations.

1.3 “Agreement” shall mean the Regan Holding Corp. Producer Commission Deferral Plan Agreement entered into between the Corporation and an Eligible Participant. The Agreement includes an Eligible Participant’s Election(s) of Deferral and/or Notice of Discontinuance.

1.4 “Applicable Guidance” shall mean, as the context requires, Code § 409A, Final Treasury Regulations §1.409A, or other written Treasury or IRS guidance regarding or affecting Code § 409A. Applicable Guidance also includes, through December 31, 2007, Notice 2005-1, Notice 2006-79 and Notice 2006-100.

1.5 “Board” shall mean the Board of Directors of the Corporation.

1.6 “Claimant” shall mean a person who believes that he or she is being denied a benefit to which he or she is entitled hereunder.

1.7 “Code” shall mean the Internal Revenue Code of 1986, as amended.

1.8 “Committee” shall mean a committee designated by the Board which committee shall administer the Plan as set forth in Article 10.

1.9 “Compensation” shall mean the Sales Commissions payable to a Participant by the Corporation on account of the Participant’s service as a Producer.

1.10 “Corporation” shall mean the person or entity: (i) receiving the services of the Participant; (ii) with respect to whom the Legally Binding Right to Compensation arises; and (iii) all persons with whom such person or entity would be considered a single employer under Code §414(b) or §414(c).

1.11 “Deemed Investment Election” shall mean the elections made by a Participant specifying the manner in which the Participant Account(s) will be hypothetically invested in the Deemed Investment Options in accordance with the terms of the Plan.

1.12 “Deemed Investment Options” shall mean the hypothetical Investment Options offered by the Corporation, from time to time, that are used to determine the Earnings on the Participant Account(s).

1.13 “Deferred Amounts” shall mean the amount of Compensation deferred pursuant to Article 3 of the Plan and credited to a Participant’s Retirement Account.

1.14 “Deferred Compensation” shall mean the Participant’s Accounts attributable to Deferred Amounts, Nonelective Matching Contributions (if any), and Earnings on such contributions. The “Deferral of Compensation” is Compensation that the Participant or the Corporation has deferred under the Plan. Compensation is deferred if: (i) under the terms of the Plan and the relevant facts and circumstances, the Participant has a Legally Binding Right to Compensation during a Taxable Year; and (ii) such Compensation is or may be payable to (or on behalf of) the Participant in a later Taxable Year. An amount generally is payable at the time the Participant has a right to currently receive a transfer of cash or property, including a transfer of property includable in income under Code §83.

1.15 “Designated Beneficiary” shall mean the person or persons, natural or otherwise, designated in writing by a Participant to receive a Participant’s vested Account upon death the Participant.

1.16 “Earnings” shall mean, the Plan’s actual or notional income, attributable to an amount of Deferral of Compensation, (in accordance with Code §31.3121(v)(2)-1(d)(2)) and in accordance with the terms of the Plan. For purposes of this Plan, Earnings on an amount deferred generally includes an amount credited on behalf of a Participant that reflects a rate of return that does not exceed either: (i) the rate of return on a predetermined actual investment or, (ii) if the income does not reflect a rate of return on a predetermined actual investment, a reasonable rate of interest, in accordance with Treasury Regulation §1.409A-1(o).

1.17 “Effective Date” shall be the date the Plan was originally adopted, April 1, 1999.

1.18 “Election of Deferral” shall mean a written notice filed by an Eligible Participant with the Committee pursuant to which the Participant elects to defer receipt of Compensation under the Plan. The Election of Deferral shall be part of the Agreement.

1.19 “Eligible Participant” shall mean for any Plan Year (or applicable portion of a Plan Year), an Independent Contractor who is determined by the Corporation, or its designee, to be a Participant under the Plan. If the Corporation determines that an Independent Contractor first becomes an Eligible Participant during a Plan Year, the Corporation shall notify the individual in writing of its determination and of the date during the Plan Year on which the individual shall first become a Plan Participant.

1.20 “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as it may be amended from time to time.

1.21 “Independent Contractor” shall mean a person or entity (as described in Treasury Regulations §1.409A-1(f)(1) that is on the cash basis method of accounting for Federal income tax purposes), that is providing management services to the Corporation and who is not an Employee. For purposes of this Plan, an Independent Contractor excludes a contractor providing significant services to at least two unrelated entities and one that is not related to the Corporation (see Treasury Regulations §1.409A-1(f)((2) for description of Independent Contractors specifically excluded from coverage under IRC Section 409A).

1.22 “Legally Binding Right” shall mean, with respect to Compensation: (i) the Participant’s right to such Compensation, granted by the Corporation, after the Participant has performed the services which created the Legally Binding Right, and (ii) where Compensation may not be reduced unilaterally or eliminated by the Corporation or any other person after the services creating the right to Compensation has been performed. The Corporation, based on the facts and circumstances, will determine whether a Legally Binding Right exists or does not exist with respect to Compensation, in accordance with Treasury Regulation §1.409A-1(b)(1).

1.23 “Nonelective Matching Contribution” shall mean contributions made by the Corporation pursuant to Article 4.

1.24 “Nonelective Matching Contribution Account” shall mean: (i) the sum of the Nonelective Matching Contribution amounts, plus (ii) Earnings thereon, less (iii) all distributions made to the Participant or his or her Beneficiary that relate to the Participant’s Nonelective Matching Contribution Account, and tax withholding amounts deducted (if any) from said Account.

1.25 “Notice of Discontinuance” shall mean a written notice filed by a Participant with the Committee requesting the withdrawal and cancellation, on a prospective basis, of the Participant’s most recent Election of Deferral. The Notice of Discontinuance shall be part of the Agreement.

1.26 “Participant” shall mean an Eligible Participant and/or an individual with a benefit under the Plan.

1.27 “Payment” shall mean except as otherwise provided in the Plan, for purposes of subsequent changes in the time or form, the term Payment refers to each separately identified amount to which a Participant is entitled under the Plan, on a determinable date, and includes amounts paid for the benefit of the Participant. An amount is “separately identified” only if the amount may be objectively determined under a nondiscretionary formula. For purposes of this Article, a payment includes the provision of any taxable benefit, including payment in cash or in kind. A payment includes, but is not limited to, the transfer, cancellation, or reduction of an amount of Deferred Compensation in exchange for benefits under a welfare benefit plan, a fringe benefit excludible under Code §119 or §132, or any other benefit that is excludible from gross income.

1.28 “Permissible Payments” shall mean the following three (3) events upon which payment will be made to a Participant or their Designated Beneficiary under the terms of the Plan: (i) the Participant’s Separation from Service, (ii) upon an Unforeseeable Emergency, or (iii) a time or a fixed schedule specified under the Plan, in accordance with Treasury Regulation §1.409A-3(a).

1.29 “Plan” shall mean this amended and restated Producer Commission Deferral Plan, the Agreement, all Election of Deferral Forms, and the Trust, (if any). For purposes of applying Code § 409A requirements, this Plan is an account balance plan under Treasury Regulation §1.409-1(c)(2)(i)(A).

1.30 “Plan Year” shall mean, for the first Plan Year, the period beginning on the date the Plan was originally adopted, April 1, 1999 and ending December 31, 1999, and thereafter, a twelve (12) month period beginning January 1 of each calendar year and continuing through December 31 of such calendar year.

1.31 “Producer” shall mean an Independent Contractor who has entered into a Producer Agreement.

1.32 “Producer Agreement” shall mean a written agreement entered into between a Producer and the Corporation, pursuant to which a Producer agrees to market annuity, life insurance and/or other investment products on behalf of the Corporation.

1.33 “Retirement Account” shall mean: (i) the sum of the Participant’s Deferred Amounts for each Plan Year, plus (ii) Earnings thereon, less (iii) all distributions made to, or withdrawals by, the Participant and his or her Beneficiary, and tax withholding amounts which may have been deducted from the Participant’s Retirement Account.

1.34 “Sales Commission Compensation” shall mean Compensation or portions of Compensation earned by the Participant if: (i) a substantial portion of the services provided by the Participant to the Corporation consist of the direct sale of a product or service to an unrelated customer; (ii) the Compensation paid by the Corporation to the Participant consists of either a portion of the purchase price for the product or service or an amount calculated solely by reference to the volume of sales; and (iii) payment of the Compensation is contingent upon the Corporation receiving payment for the product or services from a customer who is unrelated to the Corporation or to the Participant. A customer is related if treated as related under Treasury Regulations §1.409A-2(a)(12)(i).

1.35 “Section 409A” shall mean Section 409A of the Code and the Treasury Regulations and other Applicable Guidance issued under that Section.

1.36 “Separation from Service” shall mean the expiration of a contract (or in the case of more than one contract, all contracts) under which the services are performed for the Corporation (as defined in Treasury Regulations §1.409A-1(h)(3)) if the expiration constitutes a good-faith and complete termination of the contractual relationship. For purposes of this Plan a contract shall mean a Producer Agreement, as defined in Article 1.32. The expiration of the contract does not constitute a good faith and complete termination of the contractual relationship if the Corporation anticipates a renewal of a contractual relationship or the Independent Contractor becoming an Employee. For this purpose, the Corporation is considered to anticipate the renewal of the contractual relationship with an Independent Contractor if it intends to contract again for the services provided under the expired contract, and neither the Corporation nor the Independent Contractor has eliminated the Independent Contractor as a possible provider of services under any such new contract. Further, the Corporation is considered to intend to contract again for the services provided under an expired contract if the Corporation’s doing so is conditioned only upon incurring a need for the services, the availability of funds, or both.

1.37 “Specified Time or Fixed Schedule” shall mean, with respect to a payment of Deferred Compensation, if objectively determinable: (i) the amount payable; and (ii) the payment date or dates that are nondiscretionary. For purposes of this Article, an amount is objectively determinable if the amount is specifically identified or if the amount may be determined at the time the payment is due pursuant to an objective, nondiscretionary formula specified at the time the amount is deferred and in accordance with Treasury Regulations §1.409A-3(i)(1)(i).

1.38 “Taxable Year” shall mean the twelve (12) consecutive month period ending each December 31.

1.39 “Treasury Regulations” shall mean regulations promulgated by the Internal Revenue Service for the U.S. Department of the Treasury, as they may be amended from time to time.

1.40 “Trust” shall mean one or more trusts that may be established in accordance with the terms of this Plan.

1.41 “Unforeseeable Emergency” shall mean: (i) a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, the Participant’s Beneficiary, or the Participant’s dependents (as defined in Code §152 (a)); (ii) loss of the Participant’s property due to casualty; or (iii) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. The Corporation will determine whether a Participant incurs an Unforeseeable Emergency based on the relevant facts and circumstances and in accordance with Treasury Regulations §1.409A-3(a)(6)(i)(3) or Applicable Guidance. However, in any case, payment on account of an Unforeseeable Emergency may not be made to the extent that such emergency is or may be relieved: (i) through reimbursement or compensation from insurance or otherwise; (ii) by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not cause severe financial hardship; or (iii) by the cessation of deferrals under this Plan. The amount of any payment based on an Unforeseeable Emergency is limited to the amount that is reasonably necessary to satisfy the emergency need, which may include amounts necessary to pay any Federal, state, or local income taxes or penalties reasonably anticipated to result from the distribution. The determination as to the amount of payment must take into account any additional compensation that is available to the Participant if he or she cancels a deferral election in accordance with terms of the Plan. If the Corporation in the Adoption Agreement elects to permit payment based on an Unforeseeable Emergency, the Plan shall provide for payment upon all Unforeseeable Emergencies, provided that any event upon which a payment may be made qualifies as an Unforeseeable Emergency. After a hardship distribution has been granted to the participant, all Elections of Deferral will cease for the remaining plan year.

1.42 “Valuation Date” shall mean the date through which Earnings are credited/debited to a Participant Account(s). The Valuation Date shall be as close to the payout or other event triggering valuation as is administratively feasible. The Valuation date for purposes of the Article shall be interpreted as each day at the close of business of the New York Stock Exchange (currently 4:00 p.m. Eastern Time), on days that the New York Stock Exchange (NYSE) is open for trading or any other day on which there is sufficient trading in securities of the applicable fund to materially affect the unit value of the fund and the corresponding unit value of the Participant’s Deemed Investment Option(s). If the NYSE extends its closing beyond 4:00 p.m. Eastern Time, and continues to value after the time of closing, the Committee reserves the right to treat communications received after 4:00 p.m. Eastern time as being received as of the beginning of the next day.

1.43 “Year of Plan Participation” shall mean each completed twelve (12) month period during which the Participant is providing service on a full-time basis to the Corporation, (determined without regard to whether deferrals have been made by a Participant for any Plan Year), inclusive of any approved leaves of absence, beginning on the Participant’s date of entry into this Plan.

ARTICLE 2

Selection, Participation, Eligibility

2.1 Selection by Corporation. Participation in this Plan is open only to Independent Contractors of the Corporation, as determined by the Corporation in its sole and absolute discretion. Any Eligible Participant selected as a Plan Participant after the Effective Date, shall become an Eligible Participant on a date determined by the Corporation.

2.2 Commencement of Participation. An Eligible Participant shall become a Participant when such Eligible Participant has fully and accurately completed and executed an Agreement within the time specified by the Committee. Each Eligible Participant who is not already a Participant in the Plan shall be provided with a copy of the Plan and an Agreement.

2.3 Cessation of Participation. An Eligible Participant or other individual shall cease to be a Participant in the Plan on the day when all amounts to the credit of the Eligible Participant’s or other individual’s entire Accounts have been distributed to such Eligible Participant or to such Eligible Participant’s Designated Beneficiary.

2.4 Eligibility. Each Eligible Participant shall be permitted to make an Election of Deferral for any Plan Year for which such Eligible Participant is an Eligible Participant.

2.5 Cessation of Eligibility. An individual shall cease to be eligible to make an Election of Deferral upon ceasing to be an Eligible Participant.

2.6 Re-Contract. If a Participant who incurs a Separation from Service is subsequently executes a Producer Agreement, he or she may, at the sole and absolute discretion of the Committee, become an Eligible Participant in accordance with the provisions of the Plan.

ARTICLE 3

Deferrals

3.1 Deferral Amount. Commencing on the Effective Date, and continuing through the date the Eligible Participant Separates from Service with the Corporation or the date of which the individual ceases to be an Eligible Participant, whichever occurs first, the Eligible Participant may elect to defer any or all of the Eligible Participant’s Compensation under the Plan which does not exceed the maximum deferral percentage determined by the Committee to be applicable under the Plan for such Plan Year on a uniform basis for all Eligible Participants. The Committee shall notify all Eligible Participants of the maximum deferral percentage to be applicable for each respective Plan Year by no later than thirty (30) days prior to the beginning of each such Plan Year. For purposes of this Plan, there is no minimum with respect to a Participant’s Deferred Amounts.

3.2 Election to Defer Compensation.

(a) In General. Except as otherwise provided below, an Eligible Participant shall make an Election of Deferral no later than the last business day of the Plan Year ending before the Plan Year in which services relating to such Compensation are performed. Thus, a deferral election generally must be made by the last business day in December before the Plan Year to which the election relates. The Committee, however, may establish an earlier deadline for the completion and delivery of an Election of Deferral. An Election of Deferral, to be valid, must be completed accurately and signed by the Participant and accepted by the Plan Committee. Accordingly, an election to defer Compensation will not be considered as having been made until such time, at which time the Election of Deferral shall become irrevocable. An Election of Deferral shall continue in effect pursuant to the terms of the Election of Deferral, unless and until the Eligible Participant files with the Committee a subsequent Election of Deferral specifying that the Eligible Participant no longer wishes to have Compensation deferred. Each Election of Deferral filed subsequent to the Initial Election of Deferral shall similarly continue in effect until the Eligible Participant files a new Election of Deferral. For purposes of the deferral election timing rules under Section 409A, an Eligible Participant earning Sales Commission Compensation shall be deemed to provide the services to which such Sales Commissions relate in the Taxable Year in which the customer remits payment to the Corporation.

(b) First Year of Eligibility. If an Independent Contractor first becomes an Eligible Participant after the beginning of a Plan Year, and if he or she has not in any prior Plan Year become eligible to participate in any nonqualified deferred compensation plan of the Corporation with which the Plan would be aggregated for purposes of Treasury Regulations §1.409A-2(a)(6), he or she may make an initial deferral election within thirty (30) days after the date he or she first becomes an Eligible Participant, with respect to Compensation paid for services to be performed subsequent to the election. Where an Eligible Participant has ceased being eligible to participate in the Plan (other than the accrual of Earnings), regardless of whether all amounts deferred under the plan have been paid, and subsequently becomes eligible to participate in the plan again, the Independent Contractor may be treated as being initially eligible to participate in the plan if the said Independent Contractor had not been eligible to participate in the plan (other than the accrual of Earnings) at any time during the twenty-four (24) month period ending on the date the Independent Contractor again becomes eligible to participate in the plan. Under such circumstances, the rules of this Article will again apply.

(c) Termination of Election to Defer. The Eligible Participant’s most recent Election of Deferral shall continue in effect, pursuant to the terms of the Election of Deferral, until the Eligible Participant files with the Committee a Notice of Discontinuance or until the individual ceases to be an Eligible Participant. Any Notice of Discontinuance shall be effective if filed at any time prior to the beginning of the Plan Year to which it will pertain. Such Notice of Discontinuance shall be effective on the first day of the Plan Year following the filing thereof, and may relate solely to Compensation for services not yet performed as of the effective date of the Notice of Discontinuance.

(d) Terminations of Deferral Elections Following a Financial Hardship. If a Participant faces an Unforeseeable Emergency and/or receives a hardship distribution in accordance with Section 1.401(k)-1(d)(3) of the Treasury Regulations, the Participant may petition the Committee to cancel his or her deferral election for the remainder of the Plan Year. Whether a Participant is faced with an Unforeseeable Emergency shall be determined by the Committee in accordance with Treasury Regulations §1.409A-3(g)(3). A Participant whose deferral election is canceled pursuant to this Article may again elect to defer Compensation for any succeeding Plan Year, in accordance with the terms of the Plan.

3.3 Withholding and Crediting of Deferred Amounts. For each Plan Year, Compensation shall be withheld and credited to the Participant’s Retirement Account at the Corporation’s sole discretion.

ARTICLE 4

Matching Contributions

4.1 Matching Contributions by the Corporation. For each Plan Year during which the Plan is in effect, subject to the Committee’s discretion pursuant to Section 4.2, the Corporation shall make Nonelective Matching Contributions on each Participant’s Deferred Amounts to the Nonelective Matching Contribution Account for each Plan Year pursuant to Section 4.2.

4.2 Matching Contribution Formula. The amount of the Corporations Nonelective Matching Contribution credited to the Nonelective Matching Contribution Account for each Plan Year, if any, shall be at the sole discretion of the Committee. The Committee shall notify all Eligible Participant’s of the Nonelective Matching Contribution Formula to be applicable for each respective Plan Year no later than thirty (30) days prior to the beginning of each such Plan Year.

4.3 Timing of Nonelective Matching Contributions. The Corporation’s Nonelective Matching Contributions for a Plan Year with respect to a Participant’s Deferred Amounts for such Plan Year shall be made by the Corporation by no later than February 28 of the Plan Year next following the Plan Year in which the payment of such Compensation of such Participant was so deferred.

4.4 Entitlement to Nonelective Matching Contributions. Notwithstanding anything to the contrary contained in this Article 4, the Corporation shall not make a Nonelective Matching Contribution with respect to any individual who is not a Producer on the day on which the Corporation is to make such Nonelective Matching Contribution pursuant to the requirements of Section 4.3.

ARTICLE 5

Earnings on Account(s)

5.1 Deemed Investment Options. The Committee shall select from time to time certain mutual funds, insurance company separate accounts, indexed rates, or other methods (the “Deemed Investment Options”) for purposes of crediting Earnings to each Participant’s Account(s). The Committee may discontinue, substitute, or add Deemed Investment Options. Any discontinuance, substitution, or addition of a Deemed Investment Option will take effect as soon as administratively practical.

5.2 Allocation of Deemed Earnings or Losses on Accounts. Subject to the following Article, each Participant shall have the right to direct the Committee as to how the Participant’s Deferred Amounts and/or Nonelective Matching Contributions shall be deemed to be invested, subject to any operating rules and procedures imposed from time to time by the Committee. As of each Valuation Date, the Participant’s Account(s) will be credited with deemed net income, gain and loss, including the deemed net unrealized gain and loss based on hypothetical investment directions made by the Participant.

5.3 Deemed Investment Elections of Participants. A Participant’s Deemed Investment Elections for his or her Account(s) shall be subject to the following rules:

(a) Any initial or subsequent Deemed Investment Election shall be in writing, on a form supplied by and filed with the Corporation (or made in any other manner specified by the Committee), and shall be effective on such date as specified by the Committee.

(b) All Deemed Investment Elections shall continue indefinitely until changed by the Participant in the manner permitted by the Committee.

(c) If the Corporation receives an initial or revised Deemed Investment Election which it determines to be incomplete, unclear, or improper, the Participant’s Deemed Investment Election then in effect shall remain in effect (or, in the case of a deficiency in an initial Deemed Investment Election, the Participant shall be deemed to have filed no Deemed Investment Election) until a date so designated by the Committee in its sole and absolute discretion, unless the Committee provides for, and permits the application of, corrective action prior to that date.

(d) Each Participant, as a condition of his or her participation in the Plan, agrees to indemnify and hold harmless the Corporation and the Committee from any losses or damages of any kind relating to the deemed investment of the Participant’s Account(s).

(e) A Participant’s election must total one hundred percent (100%). If the Committee possesses (or is deemed to possess, as provided above) at any time Deemed Investment Elections of less than 100% of a Participant’s Account(s), the Participant shall be deemed to have directed that the undesignated portion of the said Account(s) be deemed to be invested in a money market or similar fund made available under this Plan as determined by the Committee.

(f) The Deemed Investment Options are to be used for measurement purposes only, and a Participant’s election of any such deemed investments, the allocation of such Deemed Investments to his or her Account(s), the calculation of additional amounts, and the crediting or debiting of such amounts to a Participant’s Account(s) shall not be considered or construed in any manner as an actual investment of his or her Account balance in any such Deemed Investments. In the event that the Corporation or the trustee of the Trust (if any), in its own discretion, decides to invest funds in any or all of the investments on which any of the Deemed Investments are based, no Participant (or Beneficiary) shall have any rights in or to such investments themselves. Without limiting the foregoing, a Participant’s Account(s) shall at all times be a bookkeeping entry only and shall not represent any investment made on his or her behalf by the Corporation or the Trust (if any). The Participant (or beneficiary) shall at all times remain an unsecured creditor of the Corporation. Any liability of the Corporation to any Participant, former Participant, or Beneficiary with respect to a right to payment shall be based solely upon contractual obligations created by this Plan.

ARTICLE 6

Vesting of Benefits

6.1 Retirement Account. Each Participant shall always be fully vested in the Deferred Amounts, and the Earnings thereon, credited to the Participant’s Retirement Account.

6.2 Nonelective Matching Contribution Account. Each Participant shall be vested in Nonelective Matching Contributions, and the Earnings thereon, credited to the Nonelective Matching Contribution Account based on the following schedule:

Number of Full Years of Service	Vested %
Less than 2	0%
At least 2 but less than 3	20%
At least 3 but less than 4	40%
At least 4 but less than 5	60%
At least 5 but less than 6	80%
6 or more	100%

ARTICLE 7

Entitlement to Payment of Benefits

7.1 Payments in General. A Participant (or his or her Beneficiary) shall become entitled to receive, on the date designated as provided in Article 7, a distribution (or commencement of distribution) in an aggregate amount equal to the Participant’s Account(s).

(a) Form (Method) of Payment. The Account(s) of a Participant shall be paid in the following manner, as irrevocably elected by the Participant at the time the Eligible Participant is first eligible to participate in the Plan, as part of the Participant’s Election of Deferral.

(i)

In a single lump sum

(ii)

In five (5) substantially equal annual installments.

(iii)

In ten (10) substantially equal annual installments.

(b) Installment Payments. If payment is to be made through installment payments, the Participant’s Account(s) shall be calculated as of the Valuation Date of said event. Installment payments (if applicable) made after the first payment shall be paid on or about the applicable modal anniversary of the first payment date until all required installments have been paid. The amount of each payment shall be determined by dividing the value of the Participant’s Account(s) immediately prior to such payment by the number of payments remaining to be paid. Any unpaid Account(s) shall continue to be credited or debited with Earnings, in which case any deemed income, gain, loss, or expenses shall be reflected in the actual payments. The final installment payment shall be equal to the balance of the Account(s), calculated as of the applicable modal anniversary.

(c) Medium of Payment. All payments made under the Plan shall be made in cash.

7.2 Permissible Payment Events. A Participant shall elect on his or her Election of Deferral to receive payment of his or her Account(s), based upon: (a)the date of the Participant Separation from Service, (b) a Participant’s attainment of the age selected thereby on the Participant’s Election of Deferral, or (c) the earlier of the date the Participant Separates from Service or the age selected thereby on the Participant’s Election of Deferral.

(a) Payment Following Separation From Service. If a Participant Separates from Service with the Corporation the vested Accounts of the Participant shall be calculated as of the Valuation Date and payment shall be made as soon as administratively feasible following the event date. Amounts shall be distributed according to the form of payment selected by the Participant and permitted by the Plan.

(b) Payment at a Specified Age. If payment of the Participant’s vested Accounts is to be distributed upon a Specified Age, the Account(s) shall be calculated as of the Valuation Date. The Participant’s vested Account(s) shall be paid in accordance with the Participant’s payment election, as part of such Election of Deferral, with payment or payments being made as soon as administratively feasible following the attainment of the specified age.

(c) Payment in the Event of an Unforeseeable Emergency. Notwithstanding anything contained in this Section 7.2, in the event a Participant petitions the Committee for payment of an amount from his or her vested Account(s) to meet an Unforeseeable Emergency, as defined under the terms of the Plan, and such petition is approved by the Committee, in its sole and absolute discretion, then the Corporation shall make payment to the Participant in a single lump, as soon as administratively feasible after such approval, an amount form the Accounts of the Participant to meet such Emergency.

7.3 No Accelerations. Notwithstanding anything in this Plan to the contrary, neither the Corporation nor a Participant may accelerate the time or schedule of any payment or amount scheduled to be paid under this Plan, except as otherwise permitted by authoritative guidance. The Corporation shall deny any change made to an election if the Corporation determines that the change violates the requirements of authoritative guidance.

7.4 Unsecured General Creditor Status of Participant:

(a) Payment to the Participant or any Beneficiary hereunder shall be made from assets which shall continue, for all purposes, to be part of the general, unrestricted assets of the Corporation and no person shall have any interest in any such asset by virtue of any provision of this Plan. The Corporation’s obligation hereunder shall be an unfunded and unsecured promise to pay money in the future. To the extent that any person acquires a right to receive payments from the Corporation under the provisions hereof, such right shall be no greater than the right of any unsecured general creditor of the Corporation and no such person shall have or acquire any legal or equitable right, interest, or claim in or to any property or assets of the Corporation.

(b) In the event that the Corporation purchases an insurance policy or policies insuring the life of a Participant, to allow the Corporation to recover or meet the cost of providing benefits, in whole or in part, hereunder, no Participant or Beneficiary shall have any rights whatsoever in said policy or the proceeds therefrom. The Corporation or the Trustee of the Trust (if any) shall be the primary owner and beneficiary of any such insurance policy or property and shall possess and may exercise all incidents of ownership therein.

(c) In the event that the Corporation purchases an insurance policy or policies on the life of a Participant as provided for above, then all of such policies shall be subject to the claims of the general creditors of the Corporation.

(d) If the Corporation chooses to obtain insurance on the life of a Participant in connection with its obligations under this Plan, the Participant hereby agrees to take such physical examinations and to truthfully and completely supply such information as may be required by the Corporation or the insurance company designated by the Corporation.

7.5 Facility of Payment. If a distribution is to be made to a minor, or to a person who is otherwise incompetent, then the Committee may make such distribution: (i) to the legal guardian, or if none, to a parent of a minor payee with whom the payee maintains his or her residence; or (ii) to the conservator or administrator or, if none, to the person having custody of an incompetent payee. Any such distribution shall fully discharge the Corporation and the Committee from further liability on account thereof.

7.6 Treatment of Payment as Made on Designated Payment Date. Each payment under this Plan is deemed made on the required payment date even if the payment is made after such date, provided the payment is made by the latest of: (i) the end of the calendar year in which the payment is due; (ii) the 15th day of the third calendar month following the payment due date; (iii) in case the Corporation cannot calculate the payment amount on account of administrative impracticality which is beyond the Participant's control (or the control of the Participant's estate), in the first calendar year in which payment is practicable; (iv) in case the Corporation does not have sufficient funds to make the payment without jeopardizing the Corporation’s solvency, in the first calendar year in which the Corporation’s funds are sufficient to make the payment.

ARTICLE 8

Beneficiary Designation

8.1 Designation of Beneficiaries.

(a) Each Participant may designate any person or persons (who may be named contingently or successively) to receive any benefits payable under the Plan upon the Participant’s death, and the designation may be changed from time to time by the Participant by filing a new designation. Each designation will revoke all prior designations by the same Participant, shall be in the form prescribed by the Committee, and shall be effective only when filed in writing with the Committee during the Participant’s lifetime.

(b) In the absence of a valid Beneficiary designation, or if, at the time any benefit payment is due to a Beneficiary, there is no living Beneficiary validly named by the Participant, the Corporation shall pay the benefit payment to the Participant’s spouse, if then living, and if the spouse is not then living to the Participant’s then living descendants, if any, per stirpes, and if there are no living descendants, to the Participant’s estate. In determining the existence or identity of anyone entitled to a benefit payment, the Corporation may rely conclusively upon information supplied by the Participant’s personal representative, executor, or administrator.

(c) If a question arises as to the existence or identity of anyone entitled to receive a death benefit payment under the Plan, or if a dispute arises with respect to any death benefit payment under the Plan, the Corporation may distribute the payment to the Participant’s estate without liability for any tax or other consequences, or may take any other action which the Corporation deems to be appropriate.

8.2 Information to be Furnished by Participants and Beneficiaries; Inability to Locate Participants Beneficiary. Any communication, statement, or notice addressed to a Participant or to a Beneficiary at his or her last post office address as shown on the Corporation’s records shall be binding on the Participant or Beneficiary for all purposes of this Plan. The Corporation shall not be obligated to search for any Participant or Beneficiary beyond the sending of a registered letter to the last known address.

ARTICLE 9

Termination, Amendment, or Modification

9.1 Plan Termination. The Corporation reserves the right to terminate this Plan in accordance with one of the following, subject to the restrictions imposed by Section 409A and authoritative guidance:

(a) Corporate Dissolution or Bankruptcy. This Plan may be terminated within twelve (12) months of a corporate dissolution taxed under Code § 331, or with the approval of a bankruptcy court pursuant to 11 U.S.C. Section 503(b)(1)(A), and distributions may then be made to Participants provided that the amounts deferred under this Plan are included in the Participants’ gross income in the latest of:

(i)

The calendar year in which the Plan termination occurs;

(ii)

The calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or

(iii)

The first calendar year in which the payment is administratively practicable.

(b) Discretionary Termination. The Corporation may also terminate this Plan and make distributions provided that:

(i)

All plans sponsored by the Corporation that would be aggregated with any terminated arrangements under Treasury Regulations §1.409A-1(c) are terminated;

(ii)

No payments, other than payments that would be payable under the terms of this plan if the termination had not occurred, are made within twelve (12) months of this plan termination;

(iii)

All payments are made within twenty-four (24) months of this plan termination; and

(iv)

Neither the Corporation nor any of its affiliates adopts a new plan that would be aggregated with any terminated plan if the same Participant participated in both arrangements at any time within three (3) years following the date of termination of this Plan.

(v)

The termination does not occur proximate to a downturn in the financial health of the Corporation. The Corporation also reserves the right to suspend the operation of this Plan for a fixed or indeterminate period of time.

9.2 Amendment. The Corporation reserves the right to amend this Plan at any time to comply with Section 409A and other Applicable Guidance or for any other purpose, provided that such amendment will not cause the Plan to violate the provisions of Section 409A. Except to the extent necessary to bring this Plan into compliance with Section 409A: (i) no amendment or modification shall be effective to decrease the value or vested percentage of a Participant’s Account(s) in existence at the time an amendment or modification is made, and (ii) no amendment or modification shall materially and adversely affect the Participant’s rights to be credited with additional amounts on such Account(s), or otherwise materially and adversely affect the Participant’s rights with respect to such Account(s).

ARTICLE 10

Administration

10.1 Committee Duties. The Committee shall be responsible for the management, operation, and administration of the Plan. The Committee shall act at meetings by affirmative vote of a majority of its members. Any action permitted to be taken at a meeting may be taken without a meeting if, prior to such action, a unanimous written consent to the action is signed by all members and such written consent is filed with the minutes of the proceedings of the Committee, provided, however that no member may vote or act upon any matter which relates solely to himself or herself as a Participant. The Chair, or any other member or members of the Committee designated by the Chair, may execute any certificate or other written direction on behalf of the Committee. When making a determination or calculation, the Committee shall be entitled to rely on information furnished by a Participant or the Corporation. No provision of this Plan shall be construed as imposing on the Committee any fiduciary duty under ERISA or other law, or any duty similar to any fiduciary duty under ERISA or other law.

10.2 Committee Authority. The Committee shall enforce this Plan in accordance with its terms, shall be charged with the general administration of this Plan, and shall have all powers necessary to accomplish its purposes, including, but not by way of limitation, the following:

(a) To select the Deemed Investment Options available from time to time;

(b) To construe and interpret the terms and provisions of this Plan;

(c) To compute and certify the amount and kind of benefits payable to Participants and their Beneficiaries; to determine the time and manner in which such benefits are paid; and to determine the amount of any withholding taxes to be deducted;

(d) To maintain all records that may be necessary for the administration of this Plan;

(e) To provide for the disclosure of all information and the filing or provision of all reports and statements to Participants, Beneficiaries, and governmental agencies as shall be required by law;

(f) To make and publish such rules for the regulation of this Plan and procedures for the administration of this Plan as are not inconsistent with the terms hereof;

(g) To administer this Plan’s claims procedures;

(h) To approve election forms and procedures for use under this Plan; and

(i) To appoint a plan record keeper or any other agent, and to delegate to them such powers and duties in connection with the administration of this Plan as the Committee may from time to time prescribe.

10.3 Binding Effect of Decision. The decision or action of the Committee with respect to any question arising out of or in connection with the administration, interpretation, and application of this Plan and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in this Plan.

10.4 Compensation, Expenses, and Indemnity. The Committee shall serve without compensation for services rendered hereunder. The Committee is authorized at the expense of the Corporation to employ such legal counsel and/or Plan record keeper as it may deem advisable to assist in the performance of its duties hereunder. Expense and fees in connection with the administration of this Plan shall be paid by the Corporation.

10.5 Corporation Information. To enable the Committee to perform its functions, the Corporation shall supply full and timely information to the Committee, on all matters relating to the Compensation of its Participants, the date and circumstances of the Separation from Service, and such other pertinent information as the Committee may reasonably require.

10.6 Periodic Statements. Under procedures established by the Committee, a Participant shall be provided a statement of account on a quarterly basis (or more frequently as the Committee shall determine) with respect to such Participant’s Accounts.

ARTICLE 11

Claims Procedures

11.1 Claims Procedure. This Article is based on final regulations issued by the Department of Labor and published in the Federal Register on November 21, 2000 and codified in Section 2560.503-1 of the Department of Labor Regulations. If any provision of this Article conflicts with the requirements of those regulations, the requirements of those regulations will prevail.

(a) Claim. A Participant or Beneficiary (hereinafter referred to as a “Claimant”) who believes he or she is entitled to any Plan benefit under this Plan may file a claim with the Corporation. The Corporation shall review the claim itself or appoint an individual or entity to review the claim.

(b) Claim  Decision. The Claimant shall be notified within ninety (90) days after the claim is filed whether the claim is allowed or denied, unless the claimant receives written notice from the Corporation or appointee of the Corporation prior to the end of the ninety (90) day period stating that special circumstances require an extension of the time for decision. Such extension is not to extend beyond the day which is one hundred eighty (180) days after the day the claim is filed. If the Corporation denies the claim, it must provide to the Claimant, in writing or by electronic communication:

(i)

The specific reasons for such denial;

(ii)

Specific reference to pertinent provisions of this Plan on which such denial is based;

(iii) A description of any additional material or information necessary for the Claimant to perfect his or her claim and an explanation why such material or such information is necessary; and

(iv) A description of the Plan’s appeal procedures and the time limits applicable to such procedures, including a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following a denial of the appeal of the denial of the benefits claim.

(c) Review Procedures. A request for review of a denied claim must be made in writing to the Corporation within sixty (60) days after receiving notice of denial. The decision upon review will be made within sixty (60) days after the Corporation’s receipt of a request for review, unless special circumstances require an extension of time for processing, in which case a decision will be rendered not later than one hundred twenty (120) days after receipt of a request for review. A notice of such an extension must be provided to the Claimant within the initial sixty (60) day period and must explain the special circumstances and provide an expected date of decision. The reviewer shall afford the Claimant an opportunity to review and receive, without charge, all relevant documents, information, and records and to submit issues and comments in writing to the Corporation. The reviewer shall take into account all comments, documents, records, and other information submitted by the Claimant relating to the claim regardless of whether the information was submitted or considered in the benefit determination. Upon completion of its review of an adverse initial claim determination, the Corporation will give the Claimant, in writing or by electronic notification, a notice containing:

(i)

its decision;

(ii)

the specific reasons for the decision;

(iii)

the relevant Plan provisions on which its decision is based;

(iv)

a statement that the Claimant is entitled to receive, upon request and without charge, reasonable access to, and copies of, all documents, records and other information in the Plan’s files which is relevant to the Claimant’s claim for benefit;

(v)

a statement describing the Claimant’s right to bring an action for judicial review under ERISA Section 502(a); and

(vi) If an internal rule, guideline, protocol, or other similar criterion was relied upon in making the adverse determination on review, a statement that a copy of the rule, guideline, protocol, or other similar criterion will be provided without charge to the Claimant upon request.

(d) Calculation of Time Periods. For purposes of the time periods specified in this Article, the period of time during which a benefit determination is required to be made begins at the time a claim is filed in accordance with this Plan procedures without regard to whether all the information necessary to make a decision accompanies the claim. If a period of time is extended due to a Claimant’s failure to submit all information necessary, the period for making the determination shall be tolled from the date the notification is sent to the Claimant until the date the Claimant responds.

(e) Failure of Plan to Follow Procedures. If the Corporation fails to follow the claims procedure required by this Article, a Claimant shall be deemed to have exhausted the administrative remedies available under this Plan and shall be entitled to pursue any available remedy under Section 502(a) of ERISA on the basis that this Plan has failed to provide a reasonable claims procedure that would yield a decision on the merits of the claim.

(f) Failure of Claimant to Follow Procedures. A Claimant’s compliance with the foregoing provisions of this Article is a mandatory prerequisite to the Claimant’s right to commence any legal action with respect to any claim for benefits under the Plan.

11.2 Arbitration of Claims. All claims or controversies arising out of or in connection with this Plan shall, subject to the initial review provided for in the foregoing provisions of this Article, be resolved through arbitration. Except as otherwise mutually agreed to by the parties, any arbitration shall be administered under and by the Judicial Arbitration & Mediation Services, Inc. (“JAMS”), in accordance with the JAMS procedures then in effect. The arbitration shall be held in the JAMS office nearest to where the Claimant is or was last employed by the Corporation or at a mutually agreeable location. The prevailing party in the arbitration shall have the right to recover its reasonable attorney’s fees, disbursements, and costs of the arbitration (including enforcement of the arbitration decision), subject to any contrary determination by the arbitrator.

ARTICLE 12

The Trust

12.1 Establishment of Trust. The Corporation may establish a grantor trust (the“Trust”), of which the Corporation is the grantor, within the meaning of subpart E, part I, subchapter J, subtitle A of the Code, to pay benefits under this Plan. If the Corporation establishes a Trust, all benefits payable under this Plan to a Participant shall be paid directly by the Corporation from the Trust. To the extent such benefits are not paid from the Trust, the benefits shall be paid from the general assets of the Corporation. The Trust, (if any), shall be a grantor trust which conforms to the terms of the model trust as described in IRS Revenue Procedure 92-64, I.R.B. 1992-33, as same may be amended or modified from time to time. If the Corporation establishes a Trust, the assets of the Trust will be subject to the claims of the Corporation’s creditors in the event of its insolvency. Except as may otherwise be provided under the Trust, the Corporation shall not be obligated to set aside, earmark, or escrow any funds or other assets to satisfy its obligations under this Plan, and the Participant and/or his or her designated Beneficiaries shall not have any property interest in any specific assets of the Corporation other than the unsecured right to receive payments from the Corporation, as provided in this Plan.

12.2 Interrelationship of the Plan and the Trust. The provisions of this Plan shall govern the rights of a Participant to receive distributions pursuant to this Plan. The provisions of the Trust (if established) shall govern the rights of the Participant and the general creditors of the Corporation to the assets transferred to the Trust. The Corporation and each Participant shall at all times remain liable to carry out its obligations under this Plan. The Corporation’s obligations under this Plan may be satisfied with Trust assets distributed pursuant to the terms of the Trust.

12.3 Contribution to the Trust. Amounts may be contributed by the Corporation to the Trust at the sole discretion of the Corporation.

ARTICLE 13

Miscellaneous

13.1 Validity. In case any provision of this Plan shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal or invalid provision had never been inserted herein. To the extent any provision of this Plan is determined by the Committee (acting in good faith), the Internal Revenue Service, the United States Department of the Treasury, or a court of competent jurisdiction to fail to comply with Section 409A of the Code or authoritative guidance with respect to any Participant or Participants, such provision shall have no force or effect with respect to such Participant or Participants.

13.2 Nonassignability. Neither any Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage, or otherwise encumber, transfer, hypothecate, alienate, or convey in advance of actual receipt, the amounts, if any, payable hereunder, or any part hereof, which are, and all rights to which are expressly declared to be, unassignable and non-transferable. No part of the amounts payable shall be subject to seizure, attachment, garnishment (except to the extent the Corporation may be required to garnish amounts from payments due under this Plan pursuant to applicable law or to satisfy a debt to the Corporation), or sequestration for the payment of any debts, judgments, alimony, or separate maintenance owed by a Participant or any other person, be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency, or be transferable to a spouse as a result of a property settlement or otherwise. If any Participant, Beneficiary, or successor in interest is adjudicated bankrupt or purports to commute, sell, assign,  transfer, pledge, anticipate, mortgage or otherwise encumber transfer, hypothecate, alienate, or convey in advance of actual receipt, the amount, if any, payable hereunder, or any part thereof, the Committee, in its discretion, may cancel such distribution or payment (or any part thereof) to or for the benefit of such Participant, Beneficiary, or successor in interest in such manner as the Committee shall direct.

13.3 Not a Contract. The terms and conditions of this Plan shall not be deemed to constitute a contract between the Corporation and the Participant.

13.4 Unclaimed Benefits. In the case of a benefit payable on behalf of such Participant, if the Committee is unable to locate the Participant or Beneficiary to whom such benefit is payable, such Plan benefit may be forfeited to the Corporation upon the  Committee’s determination. Notwithstanding the foregoing, if, subsequent to any such forfeiture, the Participant or Beneficiary to whom such Plan benefit is payable makes a valid claim for such Plan benefit, such forfeited Plan benefit shall be paid by the Committee to the Participant or Beneficiary, without interest, from the date it would have otherwise been paid.

13.5 Governing Law. Subject to ERISA, the provisions of this Plan shall be construed and interpreted according to the internal laws of the State of California, without regard to its conflicts of laws principles.

13.6 Notice. Any notice, consent or demand required or permitted to be given under the provisions of this Plan shall be in writing and shall be signed by the party giving or making the same. If such notice, consent or demand is mailed, it shall be sent by United States certified mail, postage prepaid, addressed to the addressee’s last known address as shown on the records of the Corporation. The date of such mailing shall be deemed the date of notice consent or demand. Any person may change the address to which notice is to be sent by giving notice of the change of address in the manner aforesaid.

13.7 Compliance. A Participant shall have no right to receive payment with respect to the Participant’s Account balance until all legal and contractual obligations of the Corporation relating to establishment of the Plan and the making of such payments shall have been complied with in full.

13.8 Successor Company. The Plan may be continued after a sale of assets of the Corporation, or a merger or consolidation of the Corporation into another corporation or entity only if and to the extent that the transferee, purchaser or successor entity agrees to continue the Plan. In the event that the Plan is not continued by the transferee, purchaser or successor entity, the Plan shall automatically terminate, and the provisions of Article 9.1 shall become operative.

13.9 Compliance with Section 409A and Authoritative Guidance. Notwithstanding anything in this Plan to the contrary, all provisions of this Plan, including but not limited to the definitions of terms, elections to defer, and distributions, shall be made in accordance with and shall comply with Section 409A and any authoritative guidance. The Corporation will amend the terms of this Plan retroactively, if necessary, to the extent required to comply with Section409A and any authoritative guidance. No provision of this Plan shall be followed to the extent that following such provision would result in a violation of Section 409A or the authoritative guidance, and no election made by a Participant hereunder, and no change made by a Participant to a previous election, shall be accepted by the Corporation if the Corporation determines that acceptance of such election or change could violate any of the requirements of Section 409A or the authoritative guidance. This Plan and any accompanying forms shall be interpreted in accordance with, and incorporate the terms and conditions required by, Section 409A and the authoritative guidance, including, without limitation, any such Treasury Regulations or other guidance that may be issued after the date hereof.

IN WITNESS WHEREOF, the Corporation has caused the amended and restated Plan to be executed effective December 5, 2008.

ATTEST

REGAN HOLDING CORP.

/s/ Rebecca Yungert

/s/ R. Preston Pitts

(Signature)

(Signature)

Rebecca Yungert

R. Preston Pitts

(Print Name)

(Print Name)

President

(Title)

December 5, 2008

(Date)